As filed with the Securities and Exchange Commission on May 12, 2004

Registration No. 333-113763

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to
Form S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Bone Care International, Inc.

(Exact name of registrant as specified in its charter)

Wisconsin	39-1527471
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1600 Aspen Commons

Middleton, Wisconsin 53562
(608) 662-7800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brian J. Hayden

Vice President — Finance
Bone Care International, Inc.
1600 Aspen Commons
Middleton, Wisconsin 53562
(608) 662-7800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Steven Sutherland, Esq. Sidley Austin Brown & Wood LLP Bank One Plaza 10 South Dearborn Street Chicago, Illinois 60603 (312) 853-7000	Morton A. Pierce, Esq. Dewey Ballantine LLP 1301 Avenue of the Americas New York, New York 10019 (212) 259-8000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☐
        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of	Proposed maximum	Amount of
securities to be registered	aggregate offering price(1)	registration fee

Common Stock, no par value(1)	$118,770,000	$15,049(2)

Rights	N/A(3)	N/A(3)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended. Includes shares that the underwriters will have the right to purchase to cover over-allotments, if any.

(2)	$11,567 of the registration fee was previously paid in connection with the initial filing of this Registration Statement on March 19, 2004 and the filing of Amendment No. 1 to this Registration Statement on April 29, 2004. As the proposed maximum aggregate offering price has been increased, an additional Registration Fee of $3,482 is being submitted.

(3)	Includes associated preferred stock purchase rights (“Rights”) to purchase 1/200 of a share of Series A Junior Participating Preferred Stock, par value $.001 per share. Rights initially are attached to and trade with the Common Stock of the registrant. The value attributable to such Rights, if any, is reflected in the market price for the Common Stock.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

      This Amendment No. 2 is being filed for the purpose of increasing the maximum aggregate offering price, listing expenses and costs related to this offering and filing the exhibits attached hereto.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

      The following table sets forth expenses and costs related to this offering (other than any underwriting discounts and commissions) expected to be incurred in connection with the sale of the Common Stock described in this registration statement. All amounts are estimated except the SEC registration fee and the NASD filing fee.

Amount

SEC registration fee	$11,567
NASD filing fee	9,629
Printing and engraving expenses	250,000
Legal fees and expenses	300,000
Accounting fees and expenses	40,000
Miscellaneous	50,000

Total	$661,196

Item 15.	Indemnification of Directors and Officers.

      Under the Company’s By-Laws, directors and officers of the Company are entitled to mandatory indemnification from the Company against certain liabilities and expenses (a) to the extent such officers or directors are successful in the defense of a proceeding and (b) in proceedings in which the director or officer is not successful in the defense thereof, unless it is determined the director or officer breached or failed to perform his duties to the Company and such breach or failure constituted: (i) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer had a material conflict of interest, (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (iii) a transaction from which the director or officer derived an improper personal profit, or (iv) willful misconduct. The Company’s By-Laws provide that the Company may purchase and maintain insurance on behalf of an individual who is a director or officer of the Company against liability asserted against or incurred by such individual in his or her capacity as a director or officer regardless of whether the Company is required or authorized to indemnify or allow expenses to the individual against the same liability under the By-Laws.

      The Wisconsin Business Corporation Law (the “WBCL”) contains provisions for mandatory indemnification of directors and officers against certain liabilities and expenses that are similar to those contained in the Company’s By-Laws. Under Section 180.0828 of WBCL, directors of the Company are not subject to personal liability to the Company, its shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as such directors, except in circumstances paralleling those in clauses (i) through (iv) in the preceding paragraph. These provisions pertain only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers. As a result of such provisions, shareholders may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have any effective remedy against the challenged conduct. Reference is made to the Company’s Articles of Incorporation and By-Laws filed as Exhibits 3.1(a), 3.1(b) and 3.2 hereto.

      The Company has purchased directors and officers liability insurance, which would provide coverage against certain liabilities including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Item 16.	Exhibits.

Exhibit
Number		Document Description

1.1		Proposed form of Underwriting Agreement.
3	.1(a)	Restated Articles of Incorporation of Registrant(1) (Exhibit 3.1, Amendment No. 3 to Form 10/A).
3	.1(b)	Articles of Amendment of Registrant(2) (Exhibit 3.1(b)).
3.2		By-Laws of Registrant(3) (Exhibit 3.2).
4.1		Shareholders Rights Agreement between Bone Care and Norwest Bank Minnesota, N.A.(1) (Exhibit 4.1, Amendment No. 3 to Form 10/A).
4.2		First Amendment to Shareholder Rights Agreement between Bone Care and Norwest Bank Minnesota, N.A.(1) (Exhibit 4.2, Amendment No. 4 to Form 10/A).
5.1		Opinion of Michael Best & Friedrich LLP.
23.1		Consent of Deloitte & Touche LLP.
23.2		The consent of Michael Best & Friedrich LLP is contained in its opinion filed as Exhibit 5.1 to this Registration Statement.
24	.1*	Powers of Attorney.

(1)	Incorporated by reference to exhibits filed with Registrant’s Form 10 Registration Statement (Registration Number 02-27854) filed under the Securities Exchange Act of 1934. Parenthetical references to exhibit numbers are to the exhibit numbers in the Form 10 or, if applicable, the amendment to the Form 10.

(2)	Incorporated by reference to exhibits filed with the Registrant’s Form S-1 Registration Statement (Registration Number 333-43923) filed under the Securities Act of 1933. Parenthetical references to exhibit numbers are to exhibit numbers in the Form S-1.

(3)	Incorporated by reference to the exhibits filed with the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 1996 (File No. 0-27854). Parenthetical references to exhibit numbers are to the exhibit numbers in the Form 10-Q.

*	Previously filed.

Item 17.	Undertakings.

      (a) Not applicable.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c)-(g) Not applicable.

      (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      (i) The undersigned registrant hereby undertakes that: (1) for purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (j) Not applicable.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Middleton, State of Wisconsin, on May 12, 2004.

BONE CARE INTERNATIONAL, INC.

By:	/s/ PAUL L. BERNS

Paul L. Berns
President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ PAUL L. BERNS Paul L. Berns	President, Chief Executive Officer and Director (Principal Executive Officer)	May 12, 2004

/s/ BRIAN J. HAYDEN Brian J. Hayden	Vice President — Finance (Principal Financial and Accounting Officer)	May 12, 2004

* Herbert J. Conrad	Director	May 12, 2004

* Michael D. Casey	Director	May 12, 2004

* Charles R. Klimkowski	Director	May 12, 2004

* Richard B. Mazess, Ph.D.	Director	May 12, 2004

* Gary E. Nei	Director	May 12, 2004

Name		Title	Date

* Edward Staiano, Ph.D.		Director	May 12, 2004

* Klaus Veitinger, M.D., Ph.D.		Director	May 12, 2004

*By:	/s/ BRIAN J. HAYDEN Brian J. Hayden Attorney-in-Fact